UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 25, 2010

YASHENG ECO-TRADE CORPORATION
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9270 Two Notch Road, Suite 4, Columbia, SC	29223
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (803) 699-4940

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Item 3.02	Entry into a Material Definitive Agreement Unregistered Sales of Equity Securities

Trafalgar – Series E Preferred Stock

Yasheng Eco Trade Corp (the “Company”) entered into a Securities Purchase Agreement (the "Trafalgar Agreement") with Trafalgar Capital Specialized Investment Fund, Luxembourg ("Trafalgar") on September 25, 2008 for the sale of up to $2,750,000 in convertible notes (the "Notes"). Pursuant to the terms of the Agreement, the Company and Trafalgar closed on the sale and purchase of $1,600,000 in Notes on September 25, 2008.  The Buyer exercised its option to close on a second financing for $400,000 in Notes on October 28, 2008.    On April 15, 2010 the parties settled their outstanding disputes. Based on said settlement which was declared effective as of December 31, 2009, the parties agreed that Trafalgar will convert its notes (at agreed amount of $3,000,000) into a new class of Series E Preferred Stock (“E Preferred Stock”).

Each share of E Preferred Stock is convertible, at any time at the option of the holder, into 2,000 shares of Common Stock. Holders of the E Preferred Stock are entitled to receive, when declared by the Company's board of directors, annual dividends of $0.70 per share of B Preferred Stock paid annually (equates to a 7% annualized return). Such dividends may be paid, at the election of the Company, either (i) in cash or (ii) in restricted shares of Common Stock.  In the event that the Company elects to issue shares of Common Stock in connection with the dividend on the E Preferred Stock, such dividend shares shall be determined by dividing the dividend amount by 110% of the volume-weighted average price of the common stock for the 20 trading days immediately preceding the record date for payment of such dividend (the "Dividend VWAP"); provided, however, if the Company is unable to determine the Dividend VWAP, then such dividend shall be determined by dividing the dividend amount by the average of the three highest closing bid prices during the 20 trading days immediately preceding the record date for payment of such dividend.

In addition to any voting rights provided by law, holders of the E Preferred Stock will have the right to vote together with holders of Common Stock and other series of preferred stock as a single class on all matters upon which stockholders are entitled to vote, including election of the members of the Company's Board of Directors. Each share of E Preferred Stock will have the number of votes corresponding to the number of shares of Common Stock into which the E Preferred Stock may be converted on the record date for determining stockholders entitled to vote.

In the event of any liquidation or winding up of the Company, the holders of E Preferred Stock will be entitled to receive, in preference to holders of Common Stock, an amount equal to the original purchase price per share, plus interest of 15%.

Trafalgar  has contractually agreed to restrict its ability to convert the preferred stock and receive shares of Common Stock such that the number of shares of Common Stock held by them and their affiliates after such conversion or exercise does not exceed 9.99% of the Company's then issued and outstanding shares of common stock.  Trafalgar assigned 50,000 shares of E Preferred Stock to Trafalgar Capital Advisors LLC.

Series F Preferred Stock

The Company entered into letter agreements with each  of Jeffrey Sternberg, Gerry Weinstein, Andre Lauzier and William Lieberman, directors of the Company, whereby each of the directors agreed to serve as directors of the Company in consideration of 10,000 shares of Series F Preferred Stock (the “F Preferred Stock”).

Each share of F Preferred Stock is convertible, at any time at the option of the holder, into 500 shares of Common Stock. Holders of the F Preferred Stock are not entitled to receive dividends and do not have liquidation rights.

In addition to any voting rights provided by law, holders of the F Preferred Stock will have the right to vote together with holders of Common Stock and other series of preferred stock as a single class on all matters upon which stockholders are entitled to vote, including election of the members of the Company's Board of Directors. Each share of F Preferred Stock will have the number of votes corresponding to the number of shares of Common Stock into which the F Preferred Stock may be converted on the record date for determining stockholders entitled to vote multiplied by 10.

The above securities were offered and sold in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated there under. Each of the parties are accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

The preceding discussion is qualified in its entirety by, and is subject to, the full text of agreements filed as Exhibits to this Current Report on Form 8-K and are incorporated herein.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

4.1	Certificate of Designation – Series E Preferred Stock

4.2	Certificate of Designation – Series F Preferred Stock

10.1	Form of Agreement entered between Yasheng Eco Trade Corp. and each of the directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

YASHENG ECO-TRADE CORPORATION

By:	/s/ William Lieberman
Name:	William Lieberman
Title:	Acting President

Date:     August 11, 2010

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